PERFORMANCE CALCULATION

                       COLONIAL TAX-EXEMPT FUND - CLASS C

                             Inception Date: 8/1/97



                                 SINCE INCEPTION
                               8/1/97 TO 11/30/97

                                   Standard                 Non-Standard
                                   --------                 ------------


Initial Inv.                       $1,000.00                $1,000.00

Amt. Invested                      $1,000.00                $1,000.00
Initial NAV                           $13.86                   $13.86
Initial Shares                        72.150                   72.150

Shares From Dist.                      1.134                    1.134
End of Period NAV                     $13.75                   $13.75

CDSC                                    1.00%
Total Return                           -0.23%                    0.77%

Average Annual
 Total Return                            N/A                      N/A